Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data” and “Experts” in the Registration Statement (Form F-4) and related prospectus of Teléfonos de México, S.A.B. de C.V. for the registration of U.S.$500,000,000 of 5.500% Senior Notes due 2019 and to the incorporation by reference therein of our reports dated March 23, 2010, with respect to the consolidated financial statements of Teléfonos de México, S.A.B. de C.V., and the effectiveness of internal control over financial reporting of Teléfonos de México, S.A.B. de C.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission on May 11, 2010.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ C.P.C. DAVID SITT COFRADÍA
C.P.C. David Sitt Cofradía

México City, México

July 2, 2010